Exhibit 99.1

Shyft Group Reports Fourth Quarter and Full-Year 2020 Results

Posts Full Year EPS of $1.05 on Sales of $676.0 Million

Business Transformation Drives Full Year Adjusted EPS to $1.34, up 8%

Provides 2021 Midpoint Guidance of $100 Million of Adjusted EBITDA, up 30% on Sales of $875 Million

Novi, Mich., March 11, 2021 – The Shyft Group, Inc. (NASDAQ: SHYF) (the "Company"), the North American leader in specialty vehicle manufacturing and assembly for the commercial and fleet vehicle industries (including last mile delivery, specialty service and vocation-specific upfit markets), as well as for the recreational vehicle markets, today reported operating results for the fourth quarter and full-year periods ending December 31, 2020.

As part of its transformational strategy to further focus on accelerating growth and profitability, the Company divested its Emergency Response (“ER”) business effective February 1, 2020, as previously announced. Accordingly, the financial results of ER have been classified as discontinued operations for all periods presented. Unless otherwise noted, financial results presented are based on continuing operations.

Sales for the twelve-month period ending December 31, 2019, include $91.4 million of pass-through revenues from a one-time USPS truck body order.

Full-Year 2020 Highlights from Continuing Operations

For the full-year 2020 compared to the full-year 2019:

●

Sales of $676.0 million, a decrease of $80.5 million, or 10.7%, from $756.5 million. Excluding USPS order, sales increased $10.9 million, or 1.6%, despite pandemic related headwinds throughout the year.

●

Gross margin of 21.6% of sales, a 610 basis point improvement from 15.5% of sales, due to the momentum from the Company’s strategy to focus on higher margin products and actions taken to improve overall operating efficiency.

●	Income from continuing operations of $38.3 million, or $1.05 per share, compared to $36.8 million, or $1.03 per share.
●

Adjusted EBITDA of $76.3 million, or a record 11.3% of sales, an increase of $12.3 million, or 19.2%, from $64.0 million, or 8.5% of sales. The USPS order reduced adjusted EBITDA as a percentage of sales by approximately 110 basis points in the prior year.

●	Adjusted net income of $48.2 million, or $1.34 per share, an increase of $4.3 million, or 9.9%, from $43.9 million, or $1.24 per share.
●	Generated $65.8 million of cash from operating activities, an increase of $31.6 million, or 92.6% from $34.2 million and reduced debt by $65.0 million.
●

Consolidated backlog at December 31, 2020, totaled $478.7 million, up $142.1 million, or 42.2%, compared to $336.6 million at December 31, 2019, reflecting continued strong demand across business units.

Fourth Quarter 2020 Highlights from Continuing Operations

For the fourth quarter of 2020 compared to the fourth quarter of 2019:

●	Sales of $171.6 million, a decrease of $8.4 million, or 4.7%, from $180.0 million.
●	Income from continuing operations of $8.3 million, or $0.22 per share, compared to $14.3 million, or $0.40 per share.

●	Adjusted EBITDA of $16.0 million, or 9.3% of sales, a decrease of $7.6 million, or 32.0%, from $23.6 million, or 13.1% of sales.
●	Adjusted net income of $10.1 million, or $0.27 per share, compared to $16.5 million, or $0.47 per share.
●	Repurchased 300,000 shares of The Shyft Group common stock for approximately $7.5 million in the aggregate pursuant to the Company’s share repurchase authorization.
●	Purchased the F3 MFG, Inc. business (“DuraMag”), a leading aluminum service body and accessory manufacturer of the well-recognized DuraMag® and Magnum® brands.

“By all accounts, 2020 proved to be a historic and transformative year for The Shyft Group, as we strategically aligned our product portfolio to take advantage of more profitable growth markets after the sale of the ER business,” said Daryl Adams, President and Chief Executive Officer. “I am incredibly proud and appreciative of the tremendous efforts of our entire team. Throughout 2020, we rose to the challenge to overcome the impact of the COVID-19 pandemic and related plant disruptions to meet customer demand, while ending the year with nearly $500 million in backlog. We completed another key acquisition that expanded our product offerings, and we continued our efforts toward greater efficiency and productivity across our operations. We emerge from 2020 in a stronger position, well equipped to drive growth in each of our businesses for years to come.”

Full-Year 2020 Segment Results from Continuing Operations

For the full-year 2020 compared to the full-year 2019:

Fleet Vehicles and Services (FVS)

FVS segment sales were $490.5 million, a decrease of 14.8% from $575.9 million. Sales increased 1.2%, or $6.0 million, excluding the USPS order, due to higher last mile delivery vehicle volume.

Adjusted EBITDA increased $24.5 million to a record $85.2 million, or 17.4% of sales, from $60.7 million, or 10.5% of sales, a year ago. The increase was primarily due to product mix, productivity and cost reduction actions.

The segment backlog at December 31, 2020, totaled a record $427.3 million, up 39.7%, compared to $305.9 million at December 31, 2019, which reflects strong demand for delivery vehicles.

Specialty Vehicles (SV)

SV segment sales were $185.5 million, essentially flat compared to last year’s $185.9 million due to lower volume in luxury motor coach chassis and contract manufacturing, partially offset by the Royal (September, 2019) and the DuraMag (October, 2020) acquisitions.

Adjusted EBITDA was $19.0 million, or 10.2% of sales, a decrease of $1.7 million from $20.7 million, or 11.1% of sales, a year ago. The decrease was primarily due to lower volume partially offset by the recent acquisitions.

Segment backlog at December 31, 2020, totaled $51.3 million, up 67.0%, compared to $30.7 million at December 31, 2019, due to increased luxury motor coach chassis and service body orders.

Liquidity Update

The Shyft Group’s access to capital remains strong at $146.8 million, including $21.0 million of cash on hand at December 31, 2020. The Company paid down $65.0 million on its revolving credit facility during 2020 and during the fourth quarter, repurchased 300,000 shares of Shyft common stock for approximately $7.5 million. The leverage ratio currently stands at 0.4 times adjusted EBITDA and leaves the Company well positioned to continue its pursuit of strategic opportunities.

2021 Outlook

“Our record EBITDA margin performance this past year and the strength of our balance sheet reflects the power of our recently transformed company. We effectively replaced a non-strategic ER business with two leading service body companies that generate nearly $100 million of annualized revenue with attractive profitability, said Jon Douyard, Chief Financial Officer. “We generated cash flow well in excess of net income, which we were able to deploy in 2020 to repay debt and return $11 million in cash to our shareholders.”

Company guidance for full-year 2021 from continuing operations is as follows:

●	Revenue to be in the range of $850 to $900 million
●	Net income of $51 to $58 million
●	Adjusted EBITDA of $95 to $105 million
●	Effective tax rate of approximately 26%
●	Earnings per share of $1.42 - $1.62
●	Adjusted earnings per share of $1.65 - $1.85

“We look ahead to 2021 with optimism. The actions taken to date to support our growth strategy are aligned to take advantage of the strength of our end markets. During 2021, we will continue to invest in our exclusive VelocityTM line of vehicles, including additional ICE and EV platforms to support our customer demands and we plan to opportunistically pursue acquisitions to penetrate new markets while maintaining a focus on last mile delivery. We emerge from 2020 in an advantageous position, well equipped to drive sustainable, profitable growth in each of our businesses and to drive long-term value for our shareholders,” concluded Adams.

Conference Call, Webcast, Investor Presentation and Investor Information

The Shyft Group will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.the shyftgroup.com/webcasts or click on “Investor Relations” then “Webcasts”

Conference Call: 1-877-317-6789 (domestic) or 1-412-317-6789 (international); passcode: 10152483

For more information about Shyft, please visit www.theshyftgroup.com.

About The Shyft Group

The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles & Services and Shyft Specialty Vehicles. Today, its go-to-market brands include Utilimaster, Royal Truck Body, DuraMag and Magnum, Strobes-R-Us, Spartan RV Chassis, and Builtmore Contract Manufacturing, which are well known in their respective industries for quality, durability, first-to-market innovation, and industry-leading aftermarket parts, service, and support. The Company employs approximately 3,000 employees and contractors across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $676 million in 2020. Learn more about The Shyft Group at www.TheShyftGroup.com.

This release contains several forward-looking statements that are not historical facts, including our revenue and earnings guidance, all other information provided with respect to our outlook for 2021 and future periods, and other statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations that are not historical facts. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. Furthermore, statements contained in this release relating to the COVID-19 pandemic, the impact of which remains inherently uncertain on our financial results, are forward-looking statements. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include future developments relating to the COVID-19 pandemic, including governmental responses, supply chain shortages, and potential labor issues; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions including weaknesses resulting from the COVID-19 pandemic; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

The Shyft Group, Inc

517-997-3862

The Shyft Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$20,995	$19,349
Accounts receivable, less allowance of $116 and $228	64,695	58,874
Contract assets	9,414	10,898
Inventories, net	46,428	59,456
Other receivables - chassis pool agreements	6,503	8,162
Other current assets	8,172	5,344
Current assets held for sale	-	90,725
Total current assets	156,207	252,808

Property, plant and equipment, net	45,734	40,074
Right of use assets – operating leases	43,430	32,147
Goodwill	49,481	43,632
Intangible assets, net	56,386	54,061
Other assets	2,052	2,295
Net deferred tax asset	5,759	25,520
TOTAL ASSETS	$359,049	$450,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,487	$54,713
Accrued warranty	5,633	5,694
Accrued compensation and related taxes	17,134	15,841
Deposits from customers	756	2,640
Operating lease liability	7,508	5,162
Other current liabilities and accrued expenses	8,121	15,967
Short-term debt - chassis pool agreements	6,503	8,162
Current portion of long-term debt	221	177
Current liabilities held for sale	-	49,601
Total current liabilities	93,363	157,957

Other non-current liabilities	5,447	4,922
Long-term operating lease liability	36,662	27,241
Long-term debt, less current portion	23,418	88,670
Total liabilities	158,890	278,790
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, no par value: 80,000 shares authorized; 35,344 and 35,343 outstanding	91,044	353
Additional paid in capital	-	85,148
Retained earnings	109,286	86,764
Total The Shyft Group, Inc. shareholders' equity	200,330	172,265
Non-controlling interest	(171)	(518)
Total shareholders' equity	200,159	171,747
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$359,049	$450,537

The Shyft Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Sales	$171,582	$179,960	$675,973	$756,542
Cost of products sold	136,361	142,541	529,696	639,515
Gross profit	35,221	37,419	146,277	117,027

Operating expenses:
Research and development	865	1,389	4,361	4,864
Selling, general and administrative	23,534	17,734	93,068	64,549
Total operating expenses	24,399	19,123	97,429	69,413

Operating income	10,822	18,296	48,848	47,614

Other income (expense):
Interest expense	(91)	(1,008)	(1,293)	(1,839)
Interest and other income	358	423	601	1,370
Total other income (expense)	267	(585)	(692)	(469)
Income from continuing operations before income taxes	11,089	17,711	48,156	47,145

Income tax expense	2,783	3,426	9,867	10,355

Income from continuing operations	8,306	14,285	38,289	36,790

Loss from discontinued operations, net of income taxes	(504)	(41,952)	(5,123)	(49,216)

Net income (loss)	7,802	(27,667)	33,166	(12,426)

Less: net income (loss) attributable to non-controlling interest	169	154	347	140

Net income attributable to The Shyft Group, Inc.	$7,633	$(27,821)	$32,819	$(12,566)

Basic earnings (loss) per share
Continuing operations	$0.22	$0.40	$1.07	$1.03
Discontinued operations	$(0.01)	$(1.19)	$(0.14)	$(1.39)
Basic earnings per share	$0.21	$(0.79)	$0.93	$(0.36)

Diluted net earnings (loss) per share
Continuing operations	$0.22	$0.40	$1.05	$1.03
Discontinued operations	$(0.01)	$(1.18)	$(0.14)	$(1.39)
Diluted earnings per share	$0.21	$(0.78)	$0.91	$(0.36)

Basic weighted average common shares outstanding	35,445	35,339	35,479	35,318

Diluted weighted average common shares outstanding	36,226	35,582	36,039	35,416

Sales and Other Financial Information by Business Segment

(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Fleet Vehicles and Services*	$427,338	$228,870	$286,955	$302,236	$305,876
Motorhome Chassis *	31,580	40,387	38,804	30,641	20,097
Other Vehicles	19,431	11,036	11,621	11,580	10,062
Aftermarket Parts and Accessories	302	333	115	198	575
Total Specialty Vehicles	51,313	51,756	50,540	42,419	30,734

Total Backlog	$478,651	$280,626	$337,495	$344,655	$336,610

* Anticipated time to fill backlog orders at December 31, 2020; five - seven months for Fleet Vehicles and Services; approximately three months for Specialty Vehicles.

Reconciliation of Non-GAAP Financial Measures

This release presents Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, and adjusted earnings per share, each of which is a non-GAAP financial measure. These non-GAAP measure are calculated by excluding items that we believe to be infrequent or not indicative of our underlying operating performance, as well as certain non-cash expenses. We define Adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations.

We present the non-GAAP measure Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of Adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer-term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses Adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual incentive compensation for our management team and long-term incentive compensation for certain members of our management team.

Financial Summary

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
The Shyft Group, Inc.	2020	% of sales	2019	% of sales	2020	% of sales	2019	% of sales
Income from continuing operations	$8,306	4.8%	$14,285	7.9%	$38,289	5.7%	$36,790	4.9%
Net (income) loss attributable to non-controlling interest	(169)		(154)		(347)		(140)
Add (subtract):
Restructuring and other related charges	16		46		1,873		316
Acquisition related expenses and adjustments	410		1,544		1,332		3,531
Non-cash stock-based compensation expense	1,525		1,403		7,706		5,281
Loss from write-off of construction in process	-		-		2,430		-
Accelerated depreciation of property, plant and equipment	366		-		3,061		-
Favorable tax rate in income taxes receivable	-		-		(2,610)		-
Deferred tax asset adjustment	56		-		376		135
Tax effect of adjustments	(441)		(619)		(3,892)		(2,056)
Adjusted net income	$10,069	5.9%	$16,505	9.2%	$48,218	7.1%	$43,857	5.8%

Income from continuing operations	$8,306	4.8%	$14,285	7.9%	$38,289	5.7%	$36,790	4.9%
Net (income) loss attributable to non-controlling interest	(169)		(154)		(347)		(140)
Add (subtract):
Depreciation and amortization	3,065		2,028		13,903		6,073
Taxes on income	2,783		3,426		9,867		10,355
Interest expense	91		1,008		1,293		1,839
EBITDA	$14,076	8.2%	$20,593	11.4%	$63,005	9.3%	$54,917	7.3%

Add (subtract):
Restructuring and other related charges	16		46		1,873		$316
Acquisition related expenses and adjustments	410		1,544		1,332		3,531
Non-cash stock-based compensation expense	1,525		1,403		7,706		5,281
Loss from write-off of construction in process	-		-		2,430		-
Adjusted EBITDA	$16,027	9.3%	$23,586	13.1%	$76,346	11.3%	$64,045	8.5%

Diluted net earnings per share	$0.22		$0.40		$1.05		$1.03
Add (subtract):
Restructuring and other related charges	-		-		0.05		-
Acquisition related expenses and adjustments	0.01		0.04		0.04		0.11
Non-cash stock-based compensation expense	0.04		0.05		0.21		0.15
Loss from write-off of construction in process	-		-		0.07		-
Accelerated depreciation of property, plant and equipment	0.01		-		0.09		-
Deferred tax asset adjustment	-		-		0.01		-
Favorable tax rate in income taxes receivable	-		-		(0.07)		-
Tax effect of adjustments	(0.01)		(0.02)		(0.11)		(0.05)
Adjusted diluted net earnings per share	$0.27		$0.47		$1.34		$1.24

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast
	Twelve Months Ended December 31, 2021
The Shyft Group, Inc.	Low	Mid	High
Income from continuing operations	$51,028	$54,628	$58,328
Add:
Depreciation and amortization	13,462	13,462	13,462
Interest expense	1,295	1,295	1,295
Taxes	17,793	19,193	20,493
EBITDA	$83,578	$88,578	$93,578
Add (subtract):
Non-cash stock-based compensation and other charges	11,422	11,422	11,422
Adjusted EBITDA	$95,000	$100,000	$105,000

Earnings per share	$1.42	$1.52	$1.62
Add:
Non-cash stock-based compensation and other charges	0.32	0.32	0.32
Less tax effect of adjustments	(0.09)	(0.09)	(0.09)
Adjusted earnings per share	$1.65	$1.75	$1.85